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Cable Design Technologies Corporation                               Exhibit 11.1
Computation of Earnings per Share
(In thousands, except share and per share data)

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                                                                      Quarter Ended January 31,       Six Months Ended January 31,
                                                                        1997           1996               1997          1996
Primary:
Income before extraordinary items                                         $7,940          $5,378           $16,078         $11,086
Extraordinary loss                                                       --              --                --              --
                                                                      --------------------------      ----------------------------
Net Income                                                                $7,940          $5,378           $16,078         $11,086

Weighted average number of shares of common stock outstanding         18,265,075      14,633,491        18,215,725      14,625,681
Assumed exercise of stock options                                      2,276,124       2,726,967         2,317,702       2,678,453
                                                                      --------------------------      ----------------------------
Total shares                                                          20,541,199      17,360,458        20,533,427      17,304,134

Primary earnings before extraordinary items per common share               $0.39           $0.31             $0.78           $0.64
Primary loss from extraordinary items per common share                   --              --                --              --
                                                                      --------------------------      ----------------------------
Primary earnings per common share                                          $0.39           $0.31             $0.78           $0.64


                                                                     Quarter Ended January 31,         Six Months Ended January 31,
                                                                        1997           1996               1997           1996
Fully diluted:
Income before extraordinary items                                         $7,940          $5,378            $16,078        $11,086
Extraordinary loss                                                       --              --                --              --
                                                                      --------------------------      ----------------------------
Net Income                                                                $7,940          $5,378            $16,078        $11,086

Weighted average number of shares of common stock outstanding         18,265,075      14,633,491         18,215,725     14,625,681
Assumed exercise of stock options                                      2,276,124       2,808,975          2,317,702      2,790,655
                                                                      --------------------------      ----------------------------
Total shares                                                          20,541,199      17,442,466         20,533,427     17,416,336

Fully diluted earnings before extraordinary items per common share         $0.39           $0.31              $0.78          $0.64
Fully diluted loss from extraordinary items per common share             --              --                --              --
                                                                      --------------------------      ----------------------------
Fully diluted earnings per common share                                    $0.39           $0.31              $0.78          $0.64

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